Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 4, 2008 relating to the financial statements and financial statement schedule of Neutral Tandem, Inc and subsidiaries (“the Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

Chicago, Illinois

June 3, 2008